Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Form S-1 of our report dated February 19, 2007 (March 1, 2007, as to the first paragraph of Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Seattle, WA
December 19, 2007